Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 1 to the Registration Statement of Supertel Hospitality, Inc. on Form S-11 (333-190202) of our report dated June 14, 2013, relating to the combined financial statements of CHMK Court Hotel Partners, LLC and CHMK Residence Hotel Partners, LLC as of December 31, 2012 and 2011 and for the years then ended; our report dated August 26, 2013, relating to the financial statements of CHM Clermont Hotel Partners, LLC as of December 31, 2012 and 2011 and for the years then ended; and our report dated August 26, 2013, relating to the financial statements of CH Orlando Hotel Partners, LLC as of December 31, 2012 and 2011 and for the years then ended, each appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ Bennett Thrasher P.C.

Bennett Thrasher P.C.

Atlanta, GA

August 29, 2013